Exhibit 99.2



PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

  ZENASCENT, INC. ANNOUNCES SIGNING OF MERGER AGREEMENT BETWEEN CEDRIC KUSHNER
                       BOXING, INC. AND BIG CONTENT, INC.

     NEW YORK - MARCH 11, 2002 - Zenascent, Inc. ("Zenascent") (OTC BB: ZENA) has announced that Cedric Kushner Boxing, Inc., a Delaware corporation ("CKB") and Big Content, Inc., a Delaware corporation ("Big Content") have executed a definitive Agreement and Plan of Merger (the "CKB/Big Content Merger Agreement"). Pursuant to the CKB/Big Content Merger Agreement, Big Content shall become a wholly-owned subsidiary of CKB. The CKB/Big Content Merger Agreement, which the parties expect to be consummated early this week by the filing of a certificate of merger in Delaware, is the final significant condition to the consummation of the Amended and Restated Merger Agreement between Zenascent and CKB.

     "We feel that this [merger with Big Content] can only strengthen our position at the forefront of the international boxing community," added Jim DiLorenzo, CKB's President. "Along with the continued success of all our fighters, we look forward to increased exposure into televised boxing marketplace," he concluded.

      "Now that the remaining hurdle to the completion of the merger between CKB and Zenascent has been overcome, we are anxious and excited to complete our transition toward premier sports and entertainment promotion," said Steven Angel, Zenascent's Executive Vice President.

ABOUT CEDRIC KUSHNER BOXING

     CKB promotes world champion and top contender boxers including #1 IBF Heavyweight Contender Chris Byrd. In addition to its representation and promotion efforts, the agency also produces and syndicates world championship boxing events for distribution worldwide. A steady program supplier to the world's leading television networks, including HBO, ESPN, and EuroSport, the company promotes televised events from venues all around the world.

     With a roster rich in world champions and a track record that includes having promoted approximately 300 world championship bouts, CKB is at the forefront of the international boxing business. CKB, formed in 1974 by promoter Cedric Kushner, originally achieved prominence in the field of rock-'n-roll music and is now one of the most active promoters of championship bouts worldwide. In addition to its North American business, CKB is the foremost American-based promoter of boxing in Europe and Africa. CKB is an acknowledged leader in packaging premier boxing shows for the global television marketplace.

     This release is covered under the "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Certain information included in this release that are not historical facts are forward looking statements that involve a number of known and unknown risks and uncertainties, including, but not limited to, these companies' ability to successfully implement a strategy of continued growth. Each of these companies' actual results, performance or achievements may differ materially from any future performance or achievements expressed or implied in any forward-looking statement.

                                        ###

Contact:
Zenascent, Inc.
New York
Steven Angel
Executive Vice President
212-594-8146